NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 17, 2017, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 1, 2017 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The mandatory conversion in Envision Healthcare Corporation 5.250% Mandatory Convertible Preferred Stock, Series A-1 ('EVHC PR'), became effective July 1, 2017. All outstanding shares of Envision Healthcare Corporation 5.250% Mandatory Convertible Preferred Stock, Series A-1 ('EVHC PR'), will be converted into shares of Common Stock with a conversion rate of between 1.8141 and 2.2222 shares of Common Stock per share of 'EVHC PR', depending on the market price of common stock over a period of 20 consecutive trading days prior to July 1, 2017. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 3, 2017.